Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES
1st QUARTER 2012 RESULTS
APRIL 30, 2012

APRIL 30, 2012 — Irvine, California — First PacTrust Bancorp, Inc. (“Bancorp” or the “Company”) (Nasdaq: BANC), the holding company for Pacific Trust Bank (“Bank”), announced today results for the quarter ended March 31, 2012.  For the quarter ended March 31, 2012, the Company reported net income of $0.4 million. Pre-tax pre-provision income1 adjusted for other real estate owned (“OREO”) charges for the quarter was $1.1 million compared to a pre-tax pre-provision loss1 adjusted for OREO charges for the linked quarter ended December 31, 2011 of $15 thousand.  Total assets increased by $84.0 million to $1.1 billion, or 8.4%, during the three month period ended March 31, 2012, and compares to the asset increase of $70.1 million, or 7.5%, during the three month period ended December 31, 2011.  The growth during the first quarter of 2012 was due largely to $52.7 million of net loan growth, including $19.5 million in purchased loans, which was funded with $67.5 million growth in deposits during the quarter.

The Company recorded a $0.7 million provision for loan losses during the first quarter of 2012 largely in support of the $57.2 million in loans originated by the Company during the first quarter of 2012 and an increase in general reserves to compensate for higher economic uncertainty.

The Company made continued progress in resolving legacy problem assets and reported a $2.8 million, or 8.1%, reduction in total nonperforming assets, including all nonaccrual loans and OREO, to $31.2 million as of March 31, 2012 from $33.9 million as of December 31, 2011.  As a percentage of total assets, nonperforming assets decreased to 2.9% as of March 31, 2012 from 3.4% as of December 31, 2011.  During the first quarter of 2012, loans delinquent for more than 30 days declined by 62.5% to $7.0 million, or 0.8% of loans as of March 31, 2012, compared to $18.8 million, or 2.4% of loans as of December 31, 2011.

Greg Mitchell, the Company’s Chief Executive Officer, commented “During the first quarter of 2012, the Company generated strong organic balance sheet growth, expanded our net interest margin and produced solid volumes of loans and core deposits.  Margin expansion was also enhanced by the progress made during the first quarter on resolving problem assets as we reduced the levels of long-term delinquencies and troubled assets.  Two other key developments occurred subsequent to the end of the quarter.  Effective April 4, 2012, the Office of the Comptroller of the Currency (“OCC”) terminated the August 2009 Memorandum of Understanding between PacTrust Bank and the Office of Thrift Supervision (“OTS”).  Finally, on April 23, 2012, we completed the public offering of $33.0 million of 7.5% senior notes due April 15, 2020.”

1	- See Section on Non-GAAP Financial Information

FIRST QUARTER HIGHLIGHTS:

Earnings Fundamentals

Bancorp’s net interest income, before provision for loan losses, for the first quarter of 2012 was $8.9 million, $1.4 million higher than the $7.5 million recorded for the fourth quarter of 2011.  Net interest margin also increased twenty-seven basis points to 3.65% for the quarter ended March 31, 2012, from 3.38% for the quarter ended December 31, 2011. The Bank’s average cost of funds was unchanged at 0.68% for the quarter ended March 31, 2012 when compared to the average cost of funds for the quarter ended December 31, 2011. The average cost of interest bearing deposits during the first quarter of 2012 declined one basis point to 0.66% when compared to the cost of interest bearing deposits for the quarter ended December 31, 2011 of 0.67%, which was largely driven by the Bank’s decision to extend maturities on deposit liabilities. The increase in net interest margin was driven by a twenty-eight basis point increase in the average yield on the Bank’s interest earnings assets to 4.24% for the quarter ended March 31, 2012 as compared to 3.96% for the quarter ended December 31, 2011.  This increase was largely due to the increase of seventeen basis points in the average yield on loans from 4.55% during the fourth quarter 2011 to 4.72% during the first quarter 2012.  The increase in net interest margin was also due to the $98 million increase in average loan balance outstanding during the first quarter of 2012 in comparison to the average loan balance outstanding during the fourth quarter 2011. This was partially offset by a decrease in average investment yields of twenty four basis points from 3.04% for the quarter ended December 31, 2011 to 2.80% for the quarter ended March 31, 2012. An increase in dividend income from the FHLB also helped increase the yield on average interest earning assets. The provision for loan losses for the first quarter of 2012 was $0.7 million, compared to the fourth quarter of 2011 provision of $4.1 million, a $3.4 million decline. Noninterest income for the first quarter of 2012 was $0.5 million, unchanged when compared to the results for the quarter ended December 31, 2011. Noninterest expense declined $3.0 million to $8.2 million for the first quarter of 2012 compared to fourth quarter of 2011 expense of $11.2 due largely to a $2.9 million decrease in OREO valuation allowance expense, partly offset by a $0.4 million increase in salaries and employee benefits due to the recording of $0.3 million of change in control payments to two employees. The net result, after taxes, was net income for the first quarter of 2012 of $0.4 million compared to the net loss of $5.6 million reported for the quarter ended December 31, 2011, which included a $1.3 million valuation allowance on the Company’s deferred tax asset.

Bancorp’s subsidiary, Pacific Trust Bank, reported a net income of $1.0 million for the first quarter of 2012.  The Bank’s first quarter income was driven by increased net interest income, reduction in provision for loan losses and reduction in noninterest expense. The Bank recorded a provision for loan losses of $0.7 million in the first quarter of 2012 largely in support of the Bank’s lending initiatives and an increase in general reserves to compensate for higher economic uncertainty.   The Bank remained well-capitalized reporting as of March 31, 2012 Tier-1, Tier-1 Risk Based and Total Risk-Based capital ratios of 11.81%, 15.85% and 17.10%, respectively.

Asset Quality:

•
Total nonperforming assets, including all nonaccrual loans and OREO, decreased $2.8 million to $31.2 million as of March 31, 2012 as compared to $33.9 million as of December 31, 2011, or 2.9 % and 3.4% of total assets respectively.

•
Non-performing loans, including all nonaccrual loans, decreased by $0.9 million, to $18.3 million as of March 31, 2012 from $19.3 million as of December 31, 2011, representing 2.2% and 2.4% of gross loans, respectively.

•	Loans delinquent 90 plus days, decreased by $5.2 million, to $2.6 million as of March 31, 2012 from $7.8 million as of December 31, 2011, representing 0.3% and 1.0% of gross loans, respectively.

•	OREO decreased $1.9 million to $12.8 million as of March 31, 2012 as compared to $14.7 million as of December 31, 2011, or 1.2% and 1.5% of total assets, respectively.

•	Total classified loans (defined as loans rated Loss, Doubtful or Substandard) decreased by $7.0 million, or 21.7%, from $32.5 million as of December 31, 2011, to $25.5 million as of March 31, 2012.

•	Loans delinquent 60 - 89 days decreased $1.7 million to $0.8 million during the three months ended March 31, 2012 from $2.5 million as of December 31, 2011.

•
The allowance for loan losses decreased from $12.8 million, or 1.6% of loans, as of December 31, 2011, to $11.2 million, or 1.3% of loans, as of March 31, 2012. The change in the allowance resulted from charge offs totaling $2.6 million, partially offset by a  $0.7 million provision for loan losses largely in support of new loan production and an increase in general reserves to compensate for higher economic uncertainty.  The charge offs were largely related to changes in reporting requirements for thrifts regulated by the OCC.

Balance sheet and liquidity:

•	Total assets increased by $84.0 million (8.4%) for the three month period ended March 31, 2012.

•
Loans, net of allowance, totaled $828.3 million at March 31, 2012, compared to $775.6 million at December 31, 2011. Loan originations during the first quarter of 2012 totaled $57.2 million and compares favorably to $49.2 million in loan volume originated during the fourth quarter of 2011.  Loans purchased during the first quarter of 2012 declined to $19.5 million as compared to the loan purchase volume of $58.0 million during the quarter ended December 31, 2011.   These additions to the loan portfolio were offset by both schedule amortization and payoff of loans resulting in net loan growth of $52.7 million for the quarter ended March 31, 2012.

•	Securities available-for-sale at March 31, 2012 totaled $101.5 million compared to $101.6 million at December 31, 2011.

•
Total deposits were $853.8 million as of March 31, 2012 compared to $786.3 million as of December 31, 2011. Total deposit balances grew by $67.5 million (8.6%) for the three month period ended March 31, 2012. De novo branches opened in 2011 and 2012 accounted for approximately $24.9 million of the growth during the first quarter of 2012.

•	The Bank opened its newest branch in Tustin, CA on March 14, 2012. As previously reported, the Bank also opened its Santa Monica, CA branch on March 12, 2012.

Dividend:

•	On March 1, 2012, Bancorp announced a quarterly dividend of $0.12 per common share paid on April 2, 2012 to shareholders of record as of March 12, 2012.

Other Events

•	On March 5, 2012, Bancorp and the Bank moved its corporate headquarters to Irvine, California.

•	On March 7, 2012, the Company announced it will hold its annual shareholders’ meeting on May 21, 2012.

•	On March 12, 2012, the Company opened its branch location in Santa Monica, California.

•	On March 14, 2012, the Company opened its newest branch location in Tustin, California.

•	On April 5, 2012, the Company announced that the OCC terminated the August 2009 Memorandum of Understanding between the OTS and Pacific Trust Bank, effective April 4, 2012.

•	On April 23, 2012, the Company announced that it had completed the public offering of $33 million of 7.5% senior notes due April 15, 2020.

CONFERENCE CALL INFORMATION

First PacTrust Bancorp, Inc. will host a conference call at 11:00 a.m. PST (2:00 p.m. EST) on April 30, 2012, to discuss first quarter 2012 results as well as other matters. To access the conference call, please dial (866) 509-2785. The related presentation slides in PDF format will be available in the Annual Reports & Presentations section of the Company’s Investor Relations Web site at www.firstpactrustbancorp.com.

For those unable to participate in the conference call, a recording of the call will be archived on the investor relations page of First PacTrust Bancorp’s website at www.firstpactrustbancorp.com for 90 days following the presentation.

First PacTrust Bancorp, Inc. is the parent holding company of Pacific Trust Bank and is headquartered in Irvine, California. Pacific Trust Bank provides a full range of banking products and services designed for small- to mid-sized businesses and their owners, real estate professionals and individuals interested in a comprehensive relationship with their financial institution.

 Pacific Trust Bank began operations in 1941 and has since grown to $1.1 billion assets as of March 31, 2012. The financial institution is headquartered in Orange County, California and currently operates 14 deposit taking offices primarily serving San Diego, Orange, Riverside and Los Angeles counties and one loan production office in Los Angeles county. The Bank provides customers with the convenience of 28,000 fee-free ATM locations through the CO-OP ATM Network

Additional information concerning First PacTrust Bancorp, Inc. can be accessed at www.firstpactrustbancorp.com.

Forward-Looking Statements

When used in this press release and in other public shareholder communications, in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “guidance” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.  These statements may relate to our future financial performance, strategic plans or objectives, revenue, expense or earnings projections, or other financial items.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the stock purchase agreement for the Company’s pending acquisition of Gateway Bancorp or the merger agreement for the Company’s pending acquisition of Beach Business Bank; (ii)  the inability to complete the Gateway Bancorp or Beach Business Bank transaction due to the failure to satisfy each transaction's respective conditions to completion, including the receipt of regulatory approvals; (iii) risks that the Gateway Bancorp or Beach Business Bank transaction disrupts current plans and operations, the potential difficulties in customer and employee retention as a result of the pending transactions and the amount of the costs, fees, expenses and charges related to the proposed transactions; (iv) continuation or worsening of current recessionary conditions, as well as continued turmoil in the financial markets; (v) the credit risks of lending activities, which may be affected by further deterioration in the real estate markets, may lead to increased loan delinquencies, losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our loan loss reserves; (vi) the quality and composition of our securities portfolio; (vii) changes in general economic conditions, either nationally or in our market areas; (viii) changes in the levels of general interest rates, and the relative differences between short- and long-term interest rates, deposit interest rates, our net interest margin and funding sources; (ix) fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in commercial and residential real estate values in our market area; (x) results of examinations of us by regulatory authorities and the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down asset values, increase our capital levels, or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; (xi) legislative or regulatory changes that adversely affect our business, including changes in the interpretation of regulatory capital or other rules; (xii) our ability to control operating costs and expenses; (xiii) staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; (xiv) errors in our estimates in determining fair value of certain of our assets, which may result in significant declines in valuation; (xv) the network and computer systems on which we depend could fail or experience a security breach; (xvi) our ability to attract and retain key members of our senior management team; (xvii) costs and effects of litigation, including settlements and judgments; (xviii) increased competitive pressures among financial services companies; (xix) changes in consumer spending, borrowing and saving habits; (xx) adverse changes in the securities markets; (xxi) earthquake, fire or other natural disasters affecting the condition of real estate collateral; (xxii) the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions; (xxiii) inability of key third-party providers to perform their obligations to us; (xxiv) changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board or their application to our business or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; (xxv) war or terrorist activities; and (xxvi) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described from time to time in documents that we file with or furnish to the SEC.  You should not place undue reliance on forward-looking statements, and we undertake no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Non-GAAP Financial Information:

This presentation contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). This non-GAAP financial measures include pre-tax pre-provision income/(loss) adjusted for OREO charges.

Management believes that this non-GAAP financial measure is useful because it enables investors to assess the Company’s ability to generate capital to cover losses through a credit cycle.

Reconciliations of the non-GAAP measures to the comparable GAAP measures is provided below (dollars in thousands):

	For the Quarter ended 3/31/2012	For the Quarter ended 12/31/2011	For the Quarter ended 3/31/2011
Net income	$377	$(5,614)	$693
Add: Income tax expense (benefit)	93	(1,721)	413
Add: Provision for loan losses	691	4,114	0

Pre-tax pre-provision income (loss)	$1,161	$(3,221)	$1,106
Add: Valuation allowance expense for OREO	14	2,957	421
Add: (Gain) loss on sale of OREO	(316)	(164)	768
Add: OREO operating expense, net of rental income	250	413	(129)

Pre-tax pre-provision income (loss), adjusted for OREO charges	$1,109	$(15)	$2,166

SELECTED DETAIL ON LOAN QUALITY AND RISK

Non-performing Loans. The Company considers all loans on nonaccrual as non-performing.  The following table is a summary of our non-performing loans, including non-performing restructured loans at March 31, 2012 and December 31, 2011 (dollars in thousands). Non-performing loans at March 31, 2012 and December 31, 2011 totaling $17.1 million and $16.3 million, respectively, were net of specific reserve allocations of $1.2 million and $2.9 million, respectively. Other real estate owned at March 31, 2012 and December 31, 2011, totaling $12.8 million and $14.7 million were net of specific reserve allocations of $3.3 million and $4.1 million, respectively.

	At March 31, 2012	At December 31, 2011
Nonperforming loans
Commercial:
Commercial and industrial	$—	$—
Real estate mortgage	3,071	—
Multi-family	5,484	3,090
Land	487	1,887
Consumer:
Real estate 1-4 family first mortgage and green	9,299	14,272
Real estate 1-4 family junior lien mortgage and green	—	—
Other revolving credit and installment	2	5

Total nonperforming loans	$18,343	$19,254
Other real estate owned	$12,843	$14,692

Total nonperforming assets	$31,186	$33,946

Ratios
Non-performing loans to total gross loans	2.19%	2.45%
Non-performing assets to total assets	2.88%	3.40%

The following tables display the Company’s non-performing and performing substandard loan portfolio as of March 31, 2012 and December 31, 2011.

	March 31, 2012
	# of Loans	Balance
Substandard Loans:
Not performing in accordance to the terms of their contracts (90+ days delinquent)	9	$2,557

Performing in accordance to the terms of their contracts:
TDR	12	$10,341
Rated substandard due to borrower relationship to distressed loans	6	4,545
Rated substandard due to other credit factors	15	8,024

Total Performing:	33	$22,910

	December 31, 2012
	# of Loans	Balance
Substandard Loans:
Not performing in accordance to the terms of their contracts (90+ days delinquent)	16	$7,788

Performing in accordance to the terms of their contracts:
TDR	22	13,271
Rated substandard due to borrower relationship to distressed loans	13	7,811
Rated substandard due to other credit factors	7	3,660

Total Performing:	42	$24,742

The following table presents the aging of the principal balances in past due loans as of March 31, 2012 by class of loans (in thousands):

	30-59 Days Past Due	60-89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Current	Total Gross Financing Receivables	Considered Current That Have been Modified in Previous Year
March 31, 2012
Commercial:
Commercial and industrial	$—	$—	$—	$—	$8,967	$8,967	$—
Real estate mortgage	—	—	—	—	160,018	160,018	—
Multi-family	179	—	—	179	84,041	84,220	—
Land	—	—	—	—	1,070	1,070	487
Consumer:
Real estate 1-4 family first mortgage	2,746	806	2,555	6,107	560,609	566,716	2,192
Real estate 1-4 family junior lien mortgage	698	—	—	698	8,431	9,129	—
Other revolving credit and installment	47	4	2	53	8,236	8,289	—

Total	$3,670	$810	$2,557	$7,037	$831,372	$838,409	$2,679

Troubled Debt Restructured Loans (TDRs). As of March 31, 2012, the Company had 23 loans with an aggregate balance of $16.7 million classified as TDRs compared to loans with an aggregate balance of $18.2 million at December 31, 2011 classified as TDRs. Specific valuation allowances totaling $678 thousand have been established for these loans as of March 31, 2012 compared to $2.1 million at December 31, 2011.  The difference in specific valuation allowances was largely due to charge offs during the quarter ended March 31, 2012, and were largely related to changes in reporting requirements for thrifts regulated by the OCC. When a loan becomes a TDR the Company ceases accruing interest, and classifies it as non-accrual until the borrower demonstrates that the loan is again performing.

As of March 31, 2012, of the 23 loans classified as TDRs, 22 loans totaling $16.4 million are making payments according to their modified terms and are less than 90-days delinquent. Of the performing TDRs, $12.8 million in loans are secured by single family residence, $487 thousand are secured by land, $3.1 million are secured by multi-family, and the remaining is comprised of an unsecured $2 thousand consumer loan. One TDR loan with a balance of $371 thousand is over 90 days delinquent and is secured by a single family residence. This loan will either return to a performing TDR status or move through the Bank’s normal collection and foreclosure process for non-performing loans.

The following table presents the seasoning of the Bank’s performing restructured loans, their effective balance (principal balance less specific valuation allowances charged-off), and their weighted average interest rates (dollars in thousands):

Performing Restructured Loans As of March 31, 2012
Payments	# of loans	Effective Balance	Average Loan Size	Weighted Average Interest Rate
	(Dollars in Thousands)
1 Payment	—	$—	$—	—
2 Payments	—	—	—	—
3 Payments	—	—	—	—
4 Payments	1	153	153	6.25%
5 Payments	1	3,600	3,600	5.00%
6 Payments	—	—	—	—
7 Payments	—	—	—	—
8 Payments	—	—	—	—
9 Payments	1	679	679	3.00%
10 Payments	—	—	—	—
11 Payments	—	—	—	—
12+ Payments	19	11,926	628	5.34%

Total	22	$16,358	$744	5.18%

First PacTrust Bancorp, Inc.
Consolidated Balance Sheets
(In thousands of dollars except share and per share data)
(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Cash and due from banks	$7,718	$6,755
Interest-bearing deposits	66,115	37,720

Total cash and cash equivalents	73,833	44,475
Securities available for sale	101,452	101,616
Federal Home Loan Bank stock, at cost	6,639	6,972
Loans, net of allowance of $11,173 at March 31, 2012 and $12,780 at December 31, 2011	828,285	775,609
Accrued interest receivable	3,891	3,569
Other real estate owned, net	12,843	14,692
Premises and equipment, net	12,412	10,585
Capital lease assets, net	126	—
Bank owned life insurance investment	18,520	18,451
Prepaid FDIC assessment	2,100	2,405
Other assets	22,981	20,667

Total assets	$1,083,082	$999,041

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing demand	$24,961	$20,039
Interest-bearing demand	96,902	68,578
Money market accounts	177,314	188,658
Savings accounts	42,761	39,176
Certificates of deposit	511,905	469,883

Total deposits	853,843	786,334
Advances from Federal Home Loan Bank	35,000	20,000
Capital lease obligation	126	—
Accrued expenses and other liabilities	10,111	8,212

Total liabilities	898,080	814,546
Commitments and contingent liabilities	—	—

SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value per share, $1,000 per share liquidation preference for a total of $32,000; 50,000,000 shares authorized, 32,000 shares issued and outstanding at March 31, 2012 and December 31, 2011	31,934	31,934
Common stock, $.01 par value per share, 196,863,844 shares authorized; 11,767,879 shares issued and 10,592,719 shares outstanding at March 31, 2012; 11,756,636 shares issued and 10,581,704 shares outstanding at December 31, 2011	117	117
Class B non-voting non-convertible Common stock, $.01 par value per share, 3,136,156 shares authorized; 1,067,725 shares issued and outstanding at March 31, 2012 and 1,054,991 shares issued and outstanding at December 31, 2011	11	11
Additional paid-in capital	151,277	150,786
Retained earnings	26,201	27,623
Treasury stock, at cost (March 31, 2012-1,175,160 shares, December 31, 2011-1,174,932 shares)	(25,110)	(25,037)
Accumulated other comprehensive income/(loss)	(428)	(939)

Total shareholders’ equity	184,002	184,495
	5
Total liabilities and shareholders’ equity	$1,083,082	$999,041

First PacTrust Bancorp, Inc.
Consolidated Statements of Income
(In thousands of dollars except share and per share data)
(Unaudited)

	Three months ended March 31,
	2012	2011
Interest and dividend income
Loans, including fees	$9,528	$7,666
Securities	737	1,244
Dividends and other interest-earning assets	60	39

Total interest and dividend income	10,325	8,949
Interest expense
Savings	11	90
NOW	112	16
Money market	137	66
Certificates of deposit	1,089	1,105
Federal Home Loan Bank advances	100	517

Total interest expense	1,449	1,794

Net interest income	8,876	7,155
Provision for loan losses	691	—

Net interest income after provision for loan losses	8,185	7,155
Noninterest income
Customer service fees	361	338
Mortgage loan prepayment penalties	16	—
Income from bank owned life insurance	69	64
Net gain/(loss) on sales of securities available for sale	(39)	319
Other	96	46

Total noninterest income	503	767
Noninterest expense
Salaries and employee benefits	4,867	3,381
Occupancy and equipment	999	664
Advertising	239	60
Professional fees	543	335
Stationery paper, supplies, and postage	113	115
Data processing	407	293
ATM costs	93	64
FDIC expense	318	383
Loan servicing and foreclosure expense (income)	338	(76)
Operating loss on equity investment	76	78
Valuation allowance expense for OREO	14	421
(Gain)/loss on sale of other real estate owned	(316)	768
Other general and administrative	527	330

Total noninterest expense	8,218	6,816

Income before income taxes	470	1,106
Income tax expense	93	413

Net income	$377	$693

Preferred stock dividends and discount accretion	$400	$—

Net income/(loss) available to common shareholders	$(23)	$693
Basic earnings/(loss) per common share	$(0.00)	$0.07

Diluted earnings/(loss) per common share	$(0.00)	$0.07

First PacTrust Bancorp, Inc.
Analysis of Interest Income and Expense, Yields and Rates
(Dollars in thousands)

	Three Months Ended March 31, (dollars in thousands)
	2012			2011
	Average Balance	Interest	Annualized Average Yield/ Rate	Average Balance	Interest	Annualized Average Yield/ Rate
INTEREST-EARNING ASSETS
Loans receivable(1)	$806,648	$9,528	4.72%	$672,491	$7,666	4.56%
Securities(2)	105,254	737	2.80%	70,073	1,244	7.10%
Other interest-earning assets(3)	61,498	60	0.39%	46,370	39	0.34%

Total interest-earning assets	973,400	10,325	4.24%	788,934	8,949	4.54%
Non-interest earning assets(4)	74,633			62,320

Total assets	$1,048,033			$851,254

INTEREST-BEARING LIABILITIES
NOW	$102,670	112	0.44%	$61,304	16	0.10%
Money market	178,238	137	0.31%	89,814	66	0.29%
Savings	40,443	11	0.11%	129,042	90	0.28%
Certificates of deposit	492,764	1,089	0.88%	359,228	1,105	1.23%
FHLB advances	37,802	100	1.06%	68,750	517	3.01%

Total interest-bearing liabilities	851,917	1,449	0.68%	708,138	1,794	1.01%

Non-interest-bearing liabilities	10,075			7,159

Total liabilities	861,992			715,297
Total shareholders’ equity	186,041			135,957

Total liabilities and shareholders’ equity	$1,048,033			$851,254

Net interest income/spread		$8,876	3.56%		$7,155	3.53%

Net interest margin(5)			3.65%			3.63%
Ratio of average interest-earning assets to average interest-bearing liabilities	114.26%			111.41%

(1)	Average balances of nonperforming loans are included in the above amounts. Calculated net of deferred fees, premiums/discounts and loss reserves.
(2)	Calculated based on average amortized cost.
(3)	Includes average FHLB stock at cost and average term deposits with other financial institutions.
(4)	Includes average balance of BOLI investments of $18.5 million in 2012 and $18.1 million in 2011.
(5)	Net interest income divided by average interest-earning assets.

FIRST PACTRUST BANCORP, INC.
SELECTED QUARTERLY FINANCIAL DATA
(Amounts in thousands, except share and per share data)

	March 2012	December 2011	September 2011	June 2011	March 2011
Balance sheet data, at quarter end:
Total assets	$1,083,082	$999,041	$928,977	$882,266	$834,983
Total gross loans	838,409	787,280	703,454	678,777	680,720
Allowance for loan losses	(11,173)	(12,780)	(8,993)	(8,431)	(11,905)
Securities available for sale	101,452	101,616	64,926	74,613	73,689
Noninterest-bearing deposits	24,961	20,039	20,934	21,702	18,066
Total deposits	853,843	786,334	711,609	685,934	634,410
FHLB advances and other borrowings	35,000	20,000	20,000	30,000	60,000
Total shareholders’ equity	184,002	184,495	191,488	160,475	135,650

Balance sheet data, quarterly averages:
Total assets	$1,048,033	$964,321	$904,738	$851,038	$851,254
Total loans	806,648	708,598	679,199	665,516	672,491
Securities available for sale	105,254	92,231	90,454	74,585	70,073
Total interest earning assets	973,400	887,799	829,000	786,960	788,934
Total deposits	814,115	743,610	702,780	660,645	639,388
Advances from FHLB and other borrowings	37,802	20,000	20,326	48,737	68,750
Total shareholders’ equity	186,041	191,824	173,495	137,149	135,957

Statement of operations data, for the three months ended:
Interest income	$10,325	$8,823	$8,823	$8,582	$8,949
Interest expense	1,449	1,330	1,339	1,574	1,794

Net interest income	8,876	7,493	7,484	7,008	7,155
Provision for loan losses	691	4,114	823	451	—

Net interest income after provision for loan losses	8,185	3,379	6,661	6,557	7,155
Noninterest income	503	499	2,012	1,635	767
Noninterest expense	8,218	11,213	7,661	5,999	6,816

Income/(loss) before income taxes	470	(7,335)	1,012	2,193	1,106
Income tax expense/(benefit)	93	(1,721)	368	644	413
Preferred stock dividends and discount accretion	400	396	138	—	—

Net income/(loss) available to common stockholders	$(23)	$(6,010)	$506	$1,549	$693

Profitability and other ratios:
Return on avg. assets (1)	0.14%	(2.33)%	0.28%	0.73%	0.33%
Return on avg. equity (1)	0.81	(11.71)	1.48	4.52	2.04
Net interest margin (1)	3.65	3.38	3.61	3.56	3.63
Noninterest income to total revenue (2)	5.36	6.24	21.19	18.92	9.68
Noninterest income to avg. assets (1)	0.19	0.21	0.89	0.77	0.36
Noninterest exp. to avg. assets (1)	3.14	4.65	3.39	2.82	3.20
Efficiency ratio (3)	87.62	140.30	80.68	69.41	86.04
Avg. loans to average deposits	98.08	95.29	96.64	100.74	105.18
Securities available for sale to total assets	9.37	10.17	6.99	8.46	8.83
Average interest-earning assets to average interest-bearing liabilities	114.26%	116.26%	114.64%	110.94%	111.41%

Asset quality information and ratios:
Nonperforming assets (4):
Nonperforming loans (5)	$2,557	$7,790	$9,151	$14,518	$30,371
Other real estate owned (OREO)	12,843	14,692	20,551	15,019	6,433

Totals	$15,400	$22,482	$29,702	$29,537	$36,804

Net loan charge-offs	$2,298	$327	$261	$3,925	$2,732
Allowance for loan losses to nonaccrual loans, net	65.24%	78.43%	82.38%	38.21%	31.04%
As a percentage of total loans:
Allowance for loan losses	1.33	1.62	1.28	1.24	1.75
90+ delinquent loans and OREO to total loans and OREO	1.81	2.80	4.10	4.26	5.36
90+ delinquent loans and OREO to total assets	1.42%	2.25%	3.20%	3.35%	4.41%

FIRST PACTRUST BANCORP, INC.
ANALYSIS OF QUARTERLY INTEREST INCOME AND EXPENSE, YIELDS AND RATES
(Amounts in thousands, except rate, yield, ratio, share and per share data)

Interest rates and yields (1):	March 2012	December 2011	September 2011	June 2011	March 2011
Loans	4.72%	4.55%	4.57%	4.52%	4.56%
Securities available for sale	2.80	3.04	4.50	5.37	7.10
Total earning assets	4.24	3.96	4.24	4.36	4.54
Total interest bearing deposits	0.66	0.67	0.71	0.74	0.80
FHLB advances and other borrowings	1.06	1.77	1.81	2.88	3.01
Total interest-bearing liabilities	0.68	0.68	0.76	0.88	1.01
Capital ratios:
Stockholders’ equity to total assets	17.0	18.5	20.6	18.2	16.3
Tier one risk-based (6)	15.9	17.3	19.7	16.0	16.0
Total risk-based (6)	17.1%	18.6%	20.7%	17.2%	17.3%

(dollars in thousands, except per share data)	March 2011	December 2011	September 2011	June 2011	March 2011
Per share data:
Basic earnings/(loss) per common share	$(0.00)	$(0.52)	$0.04	$0.16	$0.07
Diluted earnings/(loss) per common share	(0.00)	(0.52)	0.04	0.16	0.07
Book value per common share at quarter end (7)	$13.04	$13.11	$13.76	$13.93	$13.94
Weighted avg. common shares — basic	11,664,797	11,597,315	11,542,752	9,753,153	9,661,447
Weighted avg. common shares — diluted	11,665,403	11,597,484	11,544,142	9,785,203	9,665,273
Common shares outstanding	11,723,673	11,636,695	11,596,270	11,520,067	9,729,066
Investor information:
Closing sales price at quarter end	$11.92	$10.25	$11.33	$14.86	$15.91
High closing sales price during quarter	13.29	13.21	15.52	16.61	16.59
Low closing sales price during quarter	10.25	10.09	10.37	$13.93	13.53
Risk-weighted assets (6)	793,128	743,090	662,472	$621,339	$613,827
Total assets per full-time equivalent employee	6,225	7,346	7,432	7,173	7,180
Annualized revenues per full-time equivalent employee (2)	$215.6	$235.1	$303.9	$281.1	$272.5
Number of employees (full-time equivalent)	174.0	136.0	125.0	123.0	116.3

(1)	Ratios are presented on an annualized basis.
(2)	Total revenue is equal to the sum of net interest income and noninterest income.
(3)	Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income
(4)	Balances are net of specific valuation allowances, and do not include all loans on nonaccrual or past due over 90 days and still on accrual.
(5)	Nonperforming loans include loans delinquent more than 89 days and excludes nonaccrual loans that are not more than 89 days delinquent.
(6)	Capital ratios are for Pacific Trust Bank and are defined as follows:
a.	Tier one risk-based — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of total risk- weighted assets.
b.	Total risk-based — Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
(7)	Book value per common share computed by dividing total stockholders’ equity less TARP and/or SBLF related equity (if applicable) by common shares outstanding, net of treasury shares.